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                                                                     EXHIBIT 4.2




                            CERTIFICATE OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ART TECHNOLOGY GROUP, INC.


                         Pursuant to Section 242 of the
                    Corporation law of the State of Delaware
                    ----------------------------------------

         ART TECHNOLOGY GROUP, INC. (the "Company"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         That at a duly called meeting of the Board of Directors of the Company at which a quorum was present at all times, a resolution was duly adopted, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment of the Amended and Restated Certificate of Incorporation of the Company and declaring said amendment to be advisable. Said amendment was approved by the stockholders of the Company at a duly called meeting at which a quorum was present at all times. The amendment is as follows:

That the Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company be further amended to increase the authorized number of shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), from 100,000,000 to 500,000,000


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Paul G. Shorthose, its President, this 7th day of June, 2000.

                                     ART TECHNOLOGY GROUP, INC.


                                     By:      /s/ Paul G. Shorthose
                                        ----------------------------------
                                        Paul G. Shorthose
                                        President